Exhibit 99.1

NEWS RELEASE

GP Strategies Enters into Agreement to Acquire RWD Technologies

Elkridge, MD. March 10, 2011. GP Strategies Corporation (NYSE: GPX) announced that its principal operating subsidiary, global performance improvement solutions provider General Physics Corporation (GP), has signed an agreement to acquire certain operating assets of the consulting business of RWD Technologies, LLC (RWD), as specified in the asset purchase agreement. RWD is a consulting company that enables and drives successful business transformations and front-line effectiveness for Fortune 500 companies. RWD is based in Baltimore and has offices in the United States, the United Kingdom and Colombia from which it serves a global customer base.

RWD generated consulting revenue in excess of $65 million for the year ending December 31, 2010, and GP Strategies anticipates that the acquired business will be accretive to earnings per share. Under the terms of the agreement, the purchase price is expected to be approximately $28 million. The transaction is expected to close within the next 60 days. Completion of the transaction is subject to customary conditions, including obtaining certain consents and agreements. GP expects to pay for the acquisition using cash on hand and, if necessary, borrowing under its $35 million revolving credit facility. As of December 31, 2010, GP had cash and cash equivalents of $28.9 million, no short-term borrowings or long-term debt outstanding and $29.8 million of available borrowings under its revolving credit facility.

“With a reputation for exceptional consulting, and learning and development services, RWD complements GP’s market sector reach with their strong presence in the petroleum, manufacturing, healthcare, automotive and pharmaceutical industries,” said Douglas Sharp, President of GP. “They also bring to GP leading capabilities in IT application end user training and healthcare lean consulting, and further enhance GP’s sales and technical training services.  We expect the operational leadership of RWD, including Patricia Begley, Chief Operating Officer of RWD, to continue to manage what will be a new RWD Technologies Group within GP.”

RWD has been named one of Training Industry’s Top IT Training Companies for the third consecutive year, has been included in Modern Healthcare’s list of Largest Healthcare Management Consulting Firms and has earned the American Society of Training and Development’s “Excellence in Practice Award.” Most recently, RWD was selected as a 2011 LearningElite Organization by Chief Learning Officer magazine. Laurens MacLure, Jr., President and Chief Executive Officer of RWD, stated, “Both RWD and GP were founded by Dr. Robert W. Deutsch, who spent most of his career helping businesses and other organizations become more successful by improving their human and operational performance. The combination of RWD and GP will result in a formidable performance improvement consulting firm.”

“RWD’s capabilities and reputation in complementary services and markets will increase GP’s ability to deliver innovative and transformational services to clients throughout the world,” said Scott Greenberg, Chief Executive Officer of GP Strategies. “The acquisition of RWD is consistent with GP’s strategy of being a full-service provider of custom learning and performance improvement solutions to Fortune 500, government and other customers. We are looking forward to having them as part of the GP family.”

KPMG Corporate Finance LLC acted as exclusive financial advisor to RWD Technologies, LLC and its shareholders on the transaction.

GP Strategies has scheduled an investor conference call for 10:00 a.m. ET on March 11, 2011. In addition to prepared remarks from management, there will be a question-and-answer session on the call. The dial-in number for the live conference call will be 888-633-3324 or 973-935-8549 using conference ID number 51124014. A telephone replay of the call will also be available beginning at 11:00 a.m. on March 11 and will be available through midnight on March 25. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 51124014.

About RWD

RWD is a leading provider of human and operational performance improvement solutions that help employers maximize the return on their investments in people, processes, technology, equipment, knowledge and customers. Since 1988, RWD has assisted clients and partners in enhancing organizational productivity through its broad range of integrated products and services, which include human capital management and IT consulting services, business transformation and lean process improvement, end-user training, change management, knowledge management and operator effectiveness management. RWD’s solutions are used in thousands of organizations globally, and in industries such as manufacturing, energy, automotive, aerospace, healthcare, life sciences, consumer products, financial, telecommunications, services and higher education as well as the public sector. Based in Baltimore, Maryland, RWD serves Fortune 500 and other organizations around the world. RWD is privately held. For more information, please visit www.rwd.com.

About GP

GP is the principal operating subsidiary of GP Strategies Corporation (NYSE: GPX).  GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services.  GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients.  Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers.  Additional information may be found at http://www.gpworldwide.com.

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934.  These statements reflect our current expectations concerning future events and results.  We use words such as “expect,” “intend,” “believe,” “may,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking.  These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project.  For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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C O N T A C T S:

RWD Technologies, LLC Laurens MacLure, Jr. President and Chief Executive Officer 410-869-7082	GP Strategies Scott N. Greenberg Chief Executive Officer 410-379-3640	GP Strategies Sharon Esposito-Mayer Chief Financial Officer 410-379-3636